Exhibit 99.1

Sinoenergy Corporation Announces Second Quarter Results

QINGDAO, China, Aug. 14 /Xinhua-PRNewswire-FirstCall/ -- Sinoenergy Corporation (OTC Bulletin Board: SNEN), ("Sinoenergy"), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of CNG filling stations in China, yesterday announced its financial results for the second quarter ended June 30, 2007.

Second Quarter Highlights
--	Sales increased 82.7% year over year to a record $6.2 million
--	Gross Profit increased 167.6% year over year to $3.2 million, or 51.9% of sales
--	Operating income grew 279.5% year over year to $2.2 million
--	Net income increased to $2.0 million, or $0.07 per share

"This quarter's solid results are highlighted by record net income and strong growth in our CNG equipment and conversion kit businesses," said Mr. Bo Huang, CEO of Sinoenergy Corporation. "We believe our strategic expansion into building our own network of CNG stations, as well as into manufacturing CNG vehicle conversion kits, has enabled us to develop from a CNG equipment provider to a diversified enterprise covering the compressed natural gas vehicle market."

Second Quarter 2007 Results

For the quarter ended June 30, 2007, total revenue was $6.2 million, an 82.7% increase from $3.4 million in the same quarter in 2006. The increase in revenue was due to the newly developed vehicle conversion kit business, which generated $2.6 million, about 42% of the total sales for the quarter. The sales from CNG station facilities and construction also increased by $959,000, or 69.2%, from the second quarter of last year, to $2.3 million. Revenue contributed from the non-standard pressure container business declined from $2.0 million in the second quarter of 2006 to $1.2 million this quarter. The decrease in sales of pressure containers resulted from the restructuring of our pressure container product line in the first quarter of 2007.

Gross profit increased 167.7% year over year in the second quarter of 2007 to $3.2 million. Gross margin was 51.9% in the second quarter of 2007, compared to 35.4% in the same period last year. The increase in gross margins was due to the change in the company's product mix. The non-standard pressure container business has relatively low margins, but it only accounted for 20% of the revenue for the quarter, in comparison to 59% for the same quarter last year. However, the CNG station facilities and construction business segment, which has higher margins, accounted for 37.9% of revenues. The new vehicle fuel conversion kit business achieved a gross margin of 35% and accounted for 42% of total sales.

Operating expenses in the second quarter of 2007 were approximately $993,000, up 61.5% from $615,000 in the second quarter of 2006. The increase reflects a $330,000 expense relating to the grant of stock options to purchase 1,380,000 shares of common stock, which is included in general and administrative expenses. Exclusive of this expense, the operating expenses of the June 2007 quarter were consistent with the June 2006 quarter, which is a result of cost reduction strategies put in place. Operating income increased 279.5% year over year from $584,000, or 17.3% of revenue, in the second quarter of 2006 to $2.2 million, 36% of revenue, for the current quarter.

Net income increased to $1.9 million in the second quarter of 2007, or $0.07 per share (basic and diluted), compared to a net income of approximately $137,000, or $.01 per share (basic and diluted) in the second quarter of 2006.

Six Months 2007 Results

Net revenue was $8.8 million in the six months ended June 30, 2007, up 49.7%, from $5.9 million in the six months ended June 30, 2006. This increase results from our new developed vehicle conversion kit business, which generated revenue of $2.6 million, or 29.5% of sales in the first half of 2007, and an increase of $1.5 million, or 54%, in sales from CNG station facilities and construction, which were offset by a decline of $1.1 million, or 36.2% from pressure container sales. The decrease in sales of pressure containers resulted from a restructuring of our pressure container product line in the first quarter of 2007, when our sales from this segment were less than $800,000.

Gross profit was $4.2 million, or 48.3% of revenue, up 84.3% from $2.3 million, or 39.2% of revenue, in the six months ended June 30, 2006. The increase in gross margins was due to the change in the company's product segment sales, as discussed above.

Operating expenses were approximately $1.6 million in the first half of 2007, an increase of $610,000, or 60.7%, compared period of 2006. The increase was mainly from the $345,000 expense relating to the grant to stock options to purchase 1,380,000 shares of common stock, which is included in general and administrative expenses and $37,000 cost accrued for warrants issued for services in February 2007. During 2007, Sinoenergy implemented a cost reduction strategy in our Sinogas and Yuhan subsidiaries which enabled it to operate more efficiently. Other than these non-cash expenses, the operating expenses for the first half of 2007 quarter were lower than those of the first half of 2006. Operating income for the six-month period in 2007 was $2.6 million, up 102.5% from $1.3 million in the comparable period in 2006.

Net income was $2.3 million, or $0.10 per share (basic and diluted), up 385% from $473,000, or $0.03 per share (basic and diluted), in the six months ended June 30, 2006.

Financial Condition

At June 30, 2007, we had cash of $4.3 million, up from $588,000 at December 31, 2006. As of June 30, 2007, our working capital was $5.3 million. Net cash used by operating activities was $269,000 during the first half year of 2007. The increase in cash and working capital resulted largely from the $11.3 million which we received from the exercise of warrants during the first half year of 2007. The net proceeds from the warrant exercises strengthens our balance sheet and provides us with nearly 50% of the capital necessary to finance the construction of 30 CNG stations forecasted for the year 2007, with the balance expected to be provided through bank loans.

Total liabilities, including short-term bank loans and other short-term credit instruments, were $12.1 million as of June 30, 2007. Stockholders' equity was $30.2 million at the June 30, 2007, compared with $16.0 million at December 31, 2006. The debt to equity ratio was 0.4 at June 30, 2007.

Significant Information

--
On June 18, 2007, Sinoenergy signed a natural gas sale and purchase agreement between the Company's 55% subsidiary, Hubei Gather Energy Gas Co., Ltd. and China Petroleum and Chemical Corporation ("Sinopec"). The construction of a super-large CNG mother station with annual processing capacity of 100-300 million cubic meters in Hubei Wuhan is in development and the station is expected to operational in 2009.

--
On May 14, 2007, Sinogas, the wholly owned subsidiary of Sinoenergy, was granted the land use rights for the 60,860 square meter (approximately 653,000 square feet) plot of land on which Sinogas' facilities are located. The land is located in the central part of Qingdao City, Shandong Province, China, and we believe that the land use rights has a value of approximately $18 million, which is the purchase price that we paid for the land use right, of which, as of June 30, 2007, we have paid approximately $12.3 million, and advanced approximately $2.1 million, which will be offset against the balance of the purchase price, and the balance remains outstanding. As the owner for the transferable land use rights for a 50-year term with an option to renew, Sinoenergy plans to capitalize on the value of this land through either direct sale, pledged borrowing, commercial lease or real estate development, so as to free additional capital to support the growth of its business.

--
On July 4, 2007, Sinoenergy acquired 45% ownership of Anhui Gather Energy Gas Co., Ltd., at the price of $2.75 million, of which $750,000 has been paid to the former equity owner and $2 million will be invested into Anhui Gather Energy Gas Co. The Anhui Gather Energy Gas Co., Ltd plans to build and operate a large-scale compressed natural gas plant within Xuancheng City in Anhui province to deliver CNG to more than 20 cities in the Yangtze River Delta Region. The plant will be designed to have 100-300 million cubic meters of annual processing capacity once it is fully operational. The Xuancheng government has also agreed to provide Anhui Gather the usage of the 40,000 square meter construction site and a preferential income tax rate. Anhui Gather will receive tax-exemption during its first two profitable years, and will be assessed half of the normal tax rate for the following three years. The agreement sets forth Sinopec's commitment to provide Anhui Gather an initial annual volume of 50 million cubic meters per year with the possibility of increasing to 200 cubic meters per year.

--
In accord with the company's strategy to develop the CNG wholesale and retail markets in Central and Eastern China, Sinoenergy plans to commence construction of a total of 30 CNG filling stations during 2007, of which about 20 CNG stations are expected to be operational by the end of 2007. Construction is currently underway at 16 stations, of which 12 stations are in engineering stage and four filling stations in design phase, and the remaining 14 stations in the early preparation stage. Sinoenergy expects to open the first three filling stations in Wuhan in late August or early September 2007. Our goal is to build a total of 70 CNG filling stations by the end of 2009.

--
In order to further promote clean energy, the PRC has recently offered tax incentives for foreign companies which invest in the natural gas processing business. These companies will receive two years income tax exemption followed by three years of 50% exemption. After the exemption period ends, the income tax rate will be only 15%. As a clean energy source with the potential to ameliorate the pollution problem in China and with increasing government support, we expect demand for CNG for use in vehicles will continue to increase. In Wuhan City, we received government approval for the tax incentives, and we plan to apply for these benefits in the other areas in which we will operate.

Business Outlook
This summer, the unexpected heavy rain and flood in Central and Southeast China, as well as delays in obtaining municipal government approval to each station's construction, significantly deferred our CNG stations building progress, which effects the revenue contribution from the CNG filling stations segment. Given this change in actual situation, the company is revising its guidance for the full fiscal year 2007. Based on existing operations, we now expect revenues for 2007 to be between $25 to $28 million and operating income for 2007 to be between $7.5 and $8.5 million, with $8 million in revenues and $2.5 million in operating income in the third quarter.

Based on current plans to construct additional stations, Sinoenergy is providing a preliminary forecast for 2008 that net revenues are expected to increase approximately 70% compared to revenues for the full year of 2007 and 2009 will also keep that increase rate.

"As the 45% equity owner of Anhui Gather, we will take advantage of using up to another 200 million cubic meters of natural gas supply from Sinopec, depending on our annual allocation. This supply makes us confident that we can successfully execute our CNG filling station expansion strategy," remarked by Mr. Tianzhou Deng, Chairman of Sinoenergy. "The accelerating growth in CNG wholesale and retail as well as the vehicle conversion kit business will be the key drivers in the future development of our company. We will continue to capitalize on opportunities to further expand our CNG business and also become a major supplier in the growing CNG-powered vehicle market in China."

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on August 15, 2007 to discuss results for the second quarter of 2007. Joining Mr. Tianzhou Deng, Chairman, will be Mr. Bo Huang, CEO, and Ms. Laby Wu, CFO of Sinoenergy.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. When prompted by the operator, mention conference pass code 101 793 21.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, August 15 at 11:00 p.m. EDT, through Wednesday, August 22 at 11:00 p.m. EDT. To access the replay, dial (888) 286-8010. International callers should dial (617) 801-6888. The conference pass code is 35037374.

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and operator of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Forward-Looking Statements
The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Sinoenergy Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands of United States dollars)
	June 30,	December
	2007	31, 2006
ASSETS	Unaudited	Audited
CURRENT ASSETS
Cash	4,304	588
Accounts receivable (net)
-- Related party	516	594
-- Third party	4,577	3,777
Other receivables
-- Related party	912	1,220
-- Third party	2,681	1,176
Deposits and prepayments-Third party	1,466	3,187
Deferred expenses	--	4
Inventories	1,688	937
TOTAL CURRENT ASSETS	16,144	11,483

LONG TERM ASSETS
Long term investment	390
Property, plant and equipment (net)	6,156	3,556
Intangible assets	12,161	12,114
Other long-term asset	6,815
Goodwill	676	676
Long term deferred tax asset	4	4
TOTAL ASSETS	42,346	27,833

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short term bank loan	4,134	3,160
Accounts payable
-- Related party		452
-- Third party	1,471	211
Other payables
-- Related party	345	4,073
-- Third party	1,419	2,359
Accrued expenses	163	176
Warranty accrual	60	40
Advances from customers	3,162	701
Income taxes payable	135	7
TOTAL CURRENT LIABILITIES	10,889	11,179

Minority interests	1,216	614
Commitments

STOCKHOLDERS' EQUITY
Common stock-$.001 Par Value;
Issued and Outstanding- 31,183,377
shares at June 30, 2007, 14,636,472
shares at December 31, 2006	31	15
Series A convertible preferred
stock-$0.001 Par
Value - 234,688 shares at June 30, 2007,
5,692,307 shares at December 31, 2006		6
Additional paid-in capital	21,633	9,935
Capital surplus	20	20
Statutory surplus reserve fund	1,140	1,140
Retained earnings	6,872	4,576
Accumulated other comprehensive income	545	348
Total stockholders' equity	30,241	16,040
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	42,346	27,833

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands of United States dollars except per-share information)

	Three months	Three months	Six months	Six months
	ended June	ended June	ended June	ended June
	30, 2007	30, 2006	30, 2007	30, 2006
		(restated)		(restated)

NET REVENUE	6,181	3,383	8,807	5,883

COST OF REVENUE	(2,972)	(2,184)	(4,563)	(3,580)

GROSS PROFIT	3,209	1,199	4,244	2,303

Selling expenses	65	58	105	122
General and
administrative
expenses	928	557	1,510	883

TOTAL OPERATING
EXPENSES	993	615	1,615	1,005

INCOME(LOSS)
FROM OPERATIONS	2,216	584	2,629	1,298

OTHER INCOME(EXPENSES)
Other non-operating
income	4	7	5	9
Interest expense	(123)	(203)	(178)	(245)
Other expenses	(4)	--	(8)	(3)
OTHER INCOME (LOSS) NET	(123)	(196)	(181)	(239)

INCOME (LOSS) BEFORE
INCOME TAXES	2,093	388	2,448	1,059
Income tax	(44)	(240)	(44)	(553)
INCOME BEFORE MINORITY
INTEREST	2,049	148	2,404	506
Minority interest	(103)	(11)	(108)	(33)
NET INCOME	1,946	137	2,296	473
Other comprehensive
income
Foreign currency
translation adjustments	177	192	197	192
COMPREHENSIVE INCOME	2,123	329	2,493	665

Earnings Per Share
- Basic	0.07	0.01	0.10	0.03
Weighted Average Shares
Outstanding -Basic	27,780,340	14,366,411	22,670,835	14,306,730
Earnings Per Share
- Diluted	0.07	0.01	0.10	0.03
Weighted Average Shares
Outstanding -Diluted	29,158,368	14,366,411	23,917,039	14,306,730

Sinoenergy Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(In thousands of United States dollars)

	Six Months	Six Months
	Ended	Ended
	June 30, 2007	June 30, 2006
		(restated)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	2,296	473
Value of warrants issued	37	160
Expense of option grants	345
Minority interest	108	33
Depreciation	246	145
Amortization of intangible assets	139	93
Provision for doubtful accounts	(11)	4
Changes in operating assets and liabilities:
Decrease in accounts receivable	(696)	(3,359)
(Increase) in other receivables,	(3,899)	(1,924)
deposits and prepayments
(Increase)/decrease in inventories	(751)	29
Increase in accounts payable	808	853
Increase/(decrease) in accrued expenses	6	20
Increase/(decrease) in advances from customers	2,460	(408)
(Decrease)/increase in other payables	(1,486)	1,134
Increase in income tax payable	129	591

Net cash (used in ) operating activities	(269)	(2,158)

CASH FLOWS FROM INVESTING ACTIVITES
Payment for purchase of property, plant and equipment	(3,032)	(65)
Payment for purchase of land use right	(2,659)	--
Purchase of minority interest in subsidiaries	(2,818)

Net cash used in investing activities	(8,509)	(65)
CASH FLOWS FROM FINANCING ACTIVITES
Cash received from bank loan	971	--
Cash received from capital contribution		3,101
Cash received from warrants exercise	11,326	--

Net cash provided in financing activities	12,297	3,101

Effect of changes in exchange rate	197	--

Net increase in cash	3,716	878
Cash at beginning of the year	588	334

Cash at end of the year	4,304	1,212
Supplementary Cash flow disclosure:
Interest Paid	178	86

For more information, please contact:

Sinoenergy Corporation
Ms. Laby Wu, CFO
Tel: +86-10-8492-8149
Email: labywu@gmail.com

CCG Elite Investor Relations Inc.
Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com